Exhibit 10.4

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is entered on October 27, 2025 (“Effective Date”) by and between Anna Lucsok (“Executive” “you,” or “your”) and Zynex Medical, Inc. (“Company”) (collectively, “Parties”).

A.	WHEREAS, the Parties are parties to an Employment Agreement effective January 27, 2021 attached to this Agreement as Exhibit C (“Employment Agreement”), pursuant to which you may be entitled to compensation upon termination of your employment of one hundred seventy-five thousand dollars ($175,000), reflecting six (6) months of your Base Salary, plus six (6) months of COBRA benefits;

B.	WHEREAS, Company has recently undergone changes in upper management and realignment of duties and personnel;

C.	WHEREAS, under the terms of the Employment Agreement, Executive has the option to resign for Good Reason under specified circumstances;

D.	WHEREAS, Executive wishes to voluntarily resign for Good Reason under the Employment Agreement;

E.	WHEREAS, the Parties have mutually agreed that Executive’s resignation for Good Reason is desirable to allow her and the Company to move forward in each of their best interests;

F.	WHEREAS, Executive offered her resignation for Good Reason on October 8, 2025, the Company relieved Executive of her duties and placed Executive on a paid leave as of October 10, 2025 during the pendency of negotiations for this Agreement;

G.	WHEREAS, the Parties desire to enter into this Agreement to resolve all matters between the Parties, including without limitation compensation owed under the Employment Agreement.

The Parties agree as follows:

1.	Separation. Your last day of employment will be reflected in our system as October 27, 2025. (“Separation Date”).

2.	Severance Benefit. If you sign this Agreement, return it by the deadline specified below, do not revoke it, and comply with its terms, the Company will pay you a total severance of one hundred seventy-five thousand dollars ($175,000), less all applicable taxes and withholdings (“Severance Amount”). Company shall pay out amounts payable under this Section in substantially equal installments in accordance with the Company’s payroll practice over six (6) months commencing on the next applicable pay period following execution and non-revocation of this Agreement, but in no case later than sixty (60) days after the Separation Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, Company will begin to pay the Severance Amount in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment will include a catch-up payment to cover amounts retroactive to the day immediately following the Separation Date. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, Executive is not entitled to any Severance Amount if Executive breaches a material term of the Employment Agreement.

3.	Health Insurance. Please be advised that your group medical and dental coverage will cease effective October 31, 2025. Upon cessation of coverage, you have the right to choose continuation of your medical coverage under the provisions of the Consolidated Omnibus Budget Reconciliation ACT (COBRA), as amended and, as applicable, state insurance laws. You will be provided a separate Summary of Health and Other Benefits (“Benefits Summary”) which contains important information with regard to your group health, welfare and retirement benefits, if applicable. The Company shall pay a monthly cash payment for six (6) months or Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that Company would have made to provide health insurance to Executive if Executive had remained employed by Company, in accordance with the terms

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of the Employment Agreement. Executive will be responsible for arranging ongoing healthcare coverage if she elects to have coverage whether COBRA or otherwise.

4.	Tax Matters. You will be responsible for the Executive’s share of any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement.

5.	Stock Incentive Plan. Any unvested equity compensation previously awarded to Executive shall vest on the Separation Date, subject to execution and non-revocation of this Agreement.

6.	Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, commissions, benefits or separation pay after the Separation Date. For any employee benefits sponsored by the Company not specifically referenced in this Agreement, you will be treated as a terminated employee effective on your Separation Date. Neither this Paragraph or any other provision of this Agreement shall modify or affect in any manner Executive’s or Company’s rights under any policy or provision providing for indemnification of Executive or Company or Executive’s or Company’s rights under the Company’s Director and Officers’ Liability Policies.

7.	Return of Company Property. By the Separation Date, you agree to return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you discover after the Separation Date that you have retained any Company proprietary or confidential information, you agree, immediately upon discovery, to contact the Company and make arrangements for returning the information. The Severance Benefits under this Agreement will not be paid until all Company property has been returned to the Company.

8.	Post-Employment Restrictions. You acknowledge your continuing obligations under the Employment Agreement which imposes restrictive covenants and prohibits disclosure of any confidential or proprietary information of the Company and solicitation of Company employees and customers. The restrictive covenants in your Employment Agreement will begin on your Separation Date and continue for six (6) months, consistent with the term of your Severance Benefits. Notwithstanding the provisions of any agreement with the Company governing confidentiality, including Section 14 of this Agreement, the Company hereby notifies you that in accordance with 18 U.S.C. § 1833(b), you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. For clarification, Company acknowledges that “Confidential Information,” as defined in the Confidentiality Agreement, does not include information arising from your general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, information that you otherwise have a right to disclose as legally protected conduct, or information regarding any alleged discriminatory or unfair employment practice.

9.	Mutual Continued Assistance and Cooperation. In addition to compliance with Section 6.5 of the Employment Agreement, following termination of employment, Executive shall reasonably cooperate with Company and Company shall reasonably cooperate with Executive (i) in the winding up of pending work on Company’s behalf and the orderly transfer of work to other employees, and (ii) in the defense of any action by any third party against the Company or Executive relating to Executive’s employment by Company, including without limitation any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative; provided, that in each case Company shall reimburse the Executive for any reasonable and documented out-of-pocket fees and expenses incurred by Executive in connection with such cooperation. Such cooperation shall include permitting Executive to access and retain subject to mutually agreeable security protocols any information provided by Company to the Government, information produced in civil discovery, and information reasonably requested by Executive and contained in Company data bases or under the Company’s control, subject to review and consent by Company’s outside legal counsel, such consent not to be

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unreasonably withheld. Such cooperation shall not require Executive to waive or surrender any of her legal rights or privileges. The Parties acknowledge that there is a presently existing investigation and that responding to that investigation may require a significant expenditure of time. The Parties acknowledge and agree that nothing in this Agreement impacts the Parties’ rights and obligations under the Zynex, Inc. Indemnification Agreement between the Parties dated July 2, 2025, attached to this Agreement as Exhibit D (“Indemnification Agreement”) and that the Indemnification Agreement will remain in full force and effect.

10.	Confidentiality. Unless you are engaged in a Protected Activity as defined below, the existence of this Agreement and its provisions will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Agreement in confidence to your immediate family, religious advisors, medical or mental health providers or support groups, your attorneys, accountant, auditor, tax preparer, and financial advisor, any local, state or federal government agency for any reason or in response to legal process or for other purposes as required by law.

11.	Mutual Non-disparagement.

(a)	Statement of Rights. The law protects your ability to comment on or critique Company policies, publicize labor disputes, discuss the terms of this Agreement with former coworkers, discuss the terms of this Agreement with a Union, participate in organizing and discussion with future co-workers, assist coworkers with workplace issues concerning the Company, and communicate with others, including a union and the National Labor Relations Board (NLRB), about your employment (“Protected Activity”). You cannot be retaliated against for engaging in Protected Activity, and nothing in this Agreement is conditioned on you refraining from engaging in Protected Activity. Protected Activity does not include communications that are maliciously untrue, or activities that in fact do not relate in any way to labor organizing, collective bargaining, or other mutual aid or protection of employees. You acknowledge and agree that you understand that this provision does not in any way have a chilling effect on your willingness to engage in Protected Activity. You have read and understand the above statement of your rights. _/s/ AL _ (initials).

(b)	Mutual Non-Disparagement. Unless you are engaged in Protected Activity, you agree not to disparage the Company, and its officers, directors, employees or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Likewise, the Company agrees to instruct its directors and officers not to, and not to disparage you in any manner likely to be harmful to you, your business or personal reputation. Truthful statements which are required by legal process shall not violate this paragraph.

(c)	Notwithstanding the foregoing, you may disclose the underlying facts of any alleged discriminatory or unfair employment practices to your immediate family members, religious advisors, medical or mental health providers or support groups, legal counsel, financial advisors and tax preparers, any local, state or federal government agency for any reason or in response to legal process or for other purposes as required by law (in each case, without prior notice to the other party). Such disclosures of underlying facts as outlined above does not constitute disparagement.

(d)	If the Company disparages you to a third party, the Company may not seek to enforce the confidentiality and non-disparagement provisions of this Agreement or seek damages against you for violating those provisions; however, all other remaining terms of the Agreement will remain enforceable.

(e)	The Parties have executed Exhibit A attached to this Agreement to certify compliance with C.R.S. Section 24-34-407(1).

12.	Mutual Release of All Claims. Except as otherwise set forth in this Agreement, including the retention of rights and responsibilities with respect to the indemnification of executive by both Parties, including rights and obligations under the Indemnification Agreement, you and the Company hereby release, acquit and forever

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discharge each other and our respective affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns, heirs, spouses, beneficiaries, personal representatives, and affiliates (the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the "ADEA"); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an employment agreement, commission plan or incentive compensation plan applicable to your employment with the Company. This release shall not affect either Parties’ rights under the Indemnification Agreement or other indemnification agreements or obligations between the Parties. This release shall not apply to claims You or Company may have against each other now or in the future relating to any non-indemnifiable conduct under applicable law upon a final adjudication of such conduct. This release shall not limit Company’s right to participate and recover as permitted by law in any governmental proceeding.

You further state that you have not experienced any illness, injury or disability compensable or recoverable under the workers compensation laws of any state and that you have not reported the same to the Company.

13.	ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that:

(a)	your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement;
(b)	you have been advised to consult with an attorney prior to executing this Agreement;
(c)	you have up to twenty-one (21) days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier);
(d)	you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement;
(e)	this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date; and
(f)	this Agreement does not affect your ability to contest the knowing and voluntary nature of this Agreement.

To the extent allowed by applicable statutory and regulatory law, the release contained in the preceding paragraph includes a waiver of rights and claims which you may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, 621 et seq.) (the “ADEA”). Pursuant to the Older Workers Benefit Protection Act (Public Law 101-433; 1990 S. 1511), you acknowledge that this Release is intended to apply, and you expressly agree that it will be effective, as a waiver of rights and claims arising under

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the ADEA.

14.	Exclusions. Notwithstanding the foregoing, nothing contained in this Agreement is intended to prohibit or restrict you in any way from (a) making any disclosure of information required by law; (b) providing information to, or testifying or otherwise assisting in or defending against any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers provided you will not be entitled to recover monetary relief as a plaintiff in connection with such investigation or proceeding; (c) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization provided you will not be entitled to recover monetary relief in connection with such proceeding; (d) filing or making any whistleblower claim or report (although you shall, to the maximum extent permitted by law, disgorge to the Company upon receipt any monies received by you as a result of making any such claim or report); or (e) filing any claims that are not permitted to be waived or released under applicable law (although your ability to recover damages or other relief is still waived and released to the extent permitted by law). The Company also acknowledges and agrees that the waiver and release provided by this Agreement will not apply to or affect in any manner the Indemnification Agreement, your right to indemnification as an executive or officer of the Company, your rights under any policy of insurance covering officers, directors or employees of the Company, any claim relating to an unfair labor practice under the National Labor Relations Act (“NLRA”), any worker’s compensation claim (although you acknowledge that you are not aware of any illness, injury or disability recoverable under worker compensation laws), or any claim submitted by you for unemployment insurance benefits provided by the State of Colorado or the federal government. In responding to any inquiry or request related to your claim for such unemployment insurance benefits, the Company will respond truthfully and accurately and will not request the denial of your claim.

15.	Waiver. You understand and agree that, to the fullest extent permitted by law, you are releasing and waiving claims that you do not know exist or may exist in your favor at the time you sign this Agreement which, if known by you, would materially affect your decision to sign this Agreement. Nonetheless, for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that the release set forth in this Agreement is intended to include all claims which you do not know or suspect to exist in your favor at the time of execution of this Agreement and that the release set forth in this Agreement contemplates the extinguishment of any such claims, except for claims for any unemployment benefits to which you may be entitled.

16.	Acknowledgements and Representations. You acknowledge and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under the FMLA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA- qualified benefit plan.

17.	Not an Admission. This Agreement does not constitute an admission by the Released Parties, and each Released Party denies that it has violated any contract, law, or regulation or that it has discriminated against you or otherwise infringed on your rights and privileges or done any other wrongful act.
18.	Knowing and Voluntary Execution. You acknowledge that you have read this Agreement carefully and fully understand

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the meaning of the terms of this Agreement. You acknowledge that you have signed this Agreement voluntarily, that you have not been pressured into accepting the Separation Benefit and that you knowingly and voluntarily release and waive all claims as described in this Agreement.

19.	Opportunity to Consult with Counsel. You further acknowledge that you have been advised by this Agreement, and have had the opportunity, to consult with an attorney of your choice prior to signing this Agreement. You understand that any attorney’s fees incurred by you in the negotiation and execution of this Agreement are your responsibility.

20.	Miscellaneous. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in the federal or state courts located in Denver, Colorado, in accordance with the laws of the State of Colorado.

21.	Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement, breach or this Agreement, or otherwise arising out of Executive’s employment or the termination of employment, will be governed by the Mutual Agreement to Arbitrate attached to this Agreement as Exhibit B (“Arbitration Agreement”).

22.	Review and Revocation.

a)	You acknowledge that you have 21 calendar days from the date you receive this Agreement to decide whether you wish to agree to its terms and that you are under no obligation to communicate your decision whether or not to execute this Agreement before the 21-day period has expired. You acknowledge that you may waive this 21-day review period, and by signing, dating, and returning this Agreement to Anna Lucsok for the Company’s signature prior to the expiration of the 21-day period, you will affect such waiver.

You further acknowledge that you may revoke this Agreement for a period of up to 7 calendar days after you sign it (not counting the day it was signed) and that the Agreement will not become effective or enforceable until the 7-day revocation period has expired. To revoke this Agreement, you must give written notice within the 7-day period stating that you wish to revoke the Agreement to:

General Counsel

9655 Maroon Circle

Englewood, CO 80112

If you mail a notice of revocation, it must be postmarked no later than 7 days following the date on which you signed this Agreement (not counting the day it was signed) or such revocation will not be effective. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state of Colorado, then the revocation period will not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

b)	You acknowledge and agree that if you effectively revoke this Agreement under the procedures described above, this Agreement will be unenforceable in its entirety, and the Company will be released from its obligation under this Agreement to pay you the Separation Benefit.

You acknowledge that you fully and completely understand the meaning and intent of this Agreement, including these provisions regarding your right to review and revoke the Agreement.

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THIS AGREEMENT IS INVALID IF EXECUTED PRIOR TO YOUR SEPARATION DATE.

You may signify your acceptance of the terms and conditions of this Agreement by signing the “duplicate original” of this Agreement. The “duplicate original” should be signed and returned to Company’s General Counsel. You may retain the “original” of this Agreement for your files.

The Parties have executed this Agreement as of the Effective Date.

ZYNEX MEDICAL, INC. EXECUTIVE

By: _/s/ Steven Dyson___________________/s/ Anna Lucsok______________________

Steven DysonAnna Lucsok,

Chief Executive Officer an individual

Date: __10/27/2025____________________Date: __10/27/2025____________________

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